Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr.
pcusick@century-bank.com

Phone:	781-393-4601
Fax:	781-393-4071

CENTURY BANCORP’S BOARD OF DIRECTORS ELECTS BARRY & JONATHAN SLOANE CO-CEOS;
MARSHALL SLOANE REMAINS CHAIRMAN; CFO, PAUL CUSICK TO RETIRE.
Medford, MA, April 14, 2006—The Board of Directors of Century Bancorp, Inc. (“the Company”), (NASDAQ:CNBKA) (www.century-bank.com), voted unanimously on Tuesday to elect Barry R. Sloane and Jonathan G. Sloane as Co-CEOs of Century Bancorp, Inc. Barry and Jonathan also serve as Co-Presidents and Co-CEOs of Century Bank, the Company’s principal operating unit. Marshall Sloane will remain Chairman of Century Bancorp, Inc., and Century Bank and Trust Company.
Additionally, Marshall M. Sloane announced that Paul V. Cusick, Jr., Vice President and Treasurer of Century Bancorp, Inc., and Executive Vice President, CFO and Treasurer of Century Bank and Trust Company, announced his plan to retire. He will remain in his current position until a replacement is in place. Mr. Cusick has been with the Company since 1988. Messrs Sloane and Cusick will enter into consulting agreements with the Company.
Mr. Sloane’s contract becomes effective May 1, 2006, calling for payment of $275,000 annually, reimbursement for health insurance and reasonable business expenses, renewing annually and providing for a one time payment of $275,000 upon death or disability.
Mr. Cusick will enter into his consulting agreement when his replacement is hired. The agreement will remain effective until August 1, 2009, paying $85,000 annually and providing reimbursement for reasonable business expenses.
Barry and Jonathan Sloane issued the following statement: “Century has been the life work and passion of our Dad. We are honored that he and the Board have entrusted the future of the institution in our hands. We will build upon Century’s legacy of creating value for our shareholders, clients, associates, and communities.”

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Barry and Jonathan Sloane continued, “We are fortunate that our Dad will remain involved and available as Chairman. Paul Cusick has played an integral role in Century’s growth, and we are grateful for his contribution and look forward to his continuing counsel on his successor and financial matters for years to come.”
Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.